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EXHIBIT 99.1--Portion of Press Release dated August 29, 2001
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Redback Networks Names Kevin DeNuccio
President and Chief Executive Officer

San Jose, Calif., August 29, 2001 - Redback Networks Inc. (NASDAQ:RBAK), a leading provider of next-generation metro broadband and optical networking equipment, today announced that former senior Cisco executive Kevin DeNuccio has joined Redback Networks as president and chief executive officer, effective today. DeNuccio has become a member of Redback's board of directors, and Pierre Lamond remains chairman of the board.

"As Redback continues to expand its role as one of the leading providers of next-generation metro equipment, the board realized that we needed someone who could drive this company to the next level," said Lamond. "Kevin provides the ideal mix of leadership skills, operational experience and telecommunications background, along with a fundamental understanding of, and relationship with, our customers."

Kevin DeNuccio brings more than 20 years of telecommunications and senior management experience to Redback Networks. DeNuccio joins Redback from Cisco Systems Inc., where he was senior vice president of worldwide service provider operations. Prior to his six years at Cisco, he was the founder, president and chief executive officer of Bell Atlantic Network Integration Inc., a wholly owned subsidiary of Bell Atlantic (now Verizon Communications), with responsibility for corporate strategy and operations. Previously, he held senior management positions at both Unisys Corporation and Wang Laboratories, as vice president of the network integration and channel partner businesses.

"Redback is focused on some of the best opportunities for mid- to long-term growth in the metro network space - broadband subscriber management, intelligent optical transport, and soon, next generation routing platforms," said Kevin DeNuccio, president and CEO of Redback Networks. "Furthermore, we have a combination of outstanding engineering capabilities and world-class optical, ASIC, IP and subscriber management technology that enables us to continue expanding our product line, which our significant base of customers will use to build the networks of tomorrow.

Redback is a U.S. Registered Trademark Other trademarks, service marks, and trade names belong to their respective owners.